Exhibit 10.3

2010 VICE PRESIDENT AND NON-OFFICER LONG-TERM INCENTIVE AWARD

Parameters Document

Objective	The long-term incentive award (LTI), which is paid in cash, is intended to provide a “forward-looking” incentive award to eligible vice presidents and non-officers.

Grant Date	March 15, 2010

Performance Period	LTI awards granted in March 2010 with performance measures covering the 2010 and 2011 performance periods.

General Eligibility	An employee who, as of the LTI grant date, is classified by Freddie Mac (in its sole discretion) as either (i) an active, full-time or part-time vice president or director, or a vice president or director on short-term disability and/or an approved leave of absence or (ii) an LTI eligible non-officer in a market-priced position.

Senior Vice Presidents, Executive Vice Presidents, the Chief Operating Officer and the Chief Executive Officer are not eligible to participate in this program.

Individual LTI Targets	Vice Presidents: The LTI target is the employee’s target in effect on the Grant Date.

Non-Officers: For director-level employees in salary grades, the LTI target is the LTI target applicable to the position’s salary grade. For LTI eligible employees in a market priced position, the LTI target generally is the salary grade target that is closest to the median of the base salary Estimated Market Distribution[1] of such position, subject to the protocol established by the Human Resources Division for market-priced positions’ LTI eligibility and targets.

Individual LTI Grant Amount	For LTI awards granted in 2010, an eligible employee’s grant amount shall be equal to his/her individual LTI target, except: (a) an employee who receives a Business Results Rating (BRR) or Leadership Effectiveness Rating (LER) of 1 is not eligible to receive an LTI grant; and, (b) an employee who receives a BRR or LER of 2 may, at the discretion of the Division Head, either not receive an LTI grant or receive a grant that is less than his/her individual LTI target.

Corporate LTI Payout Pool Funding	Management shall provide a recommendation to the Compensation Committee (the “Committee”) regarding the level of achievement of the performance measure(s) described in Exhibit A prior to the first and the second anniversaries of the grant date. The Committee shall approve a level of achievement and the aggregate LTI dollar amount that can be paid (the “Corporate LTI Payout Pool Funding”) after considering the level of achievement of the performance measures,

[1]	Estimated Market Distribution (EMD) is a range of market compensation (base salary and bonus) unique to each job and is based on data representing the median pay practice for a similar role in the competitive markets.

all other relevant internal and external factors and non-performance measure developments that affect our corporate condition and mission fulfillment, and achievement of significant accomplishments beyond the performance measures or adverse developments. The date on which the Committee approves the level of achievement is referred to as the “Determination Date.”

The Committee’s approval of both the level of achievement and the Corporate LTI Payout Pool Funding are subject to review and approval by the Federal Housing Finance Agency (“FHFA”).

Performance Measure(s) and Level of Achievement	See Exhibit A.

Threshold Performance	In order for the Corporate LTI Payout Pool to be funded for a particular performance period, the Committee, subject to review and approval by FHFA, must determine that the Company achieves threshold performance, which is defined as an overall level of achievement equal to or greater than 40%.

If threshold performance is not achieved for a particular performance period, no payments will be made under the Plan.

LTI Vesting and Employee LTI Payment Amount	Except as set forth below under “Treatment of Award Upon Termination,” upon the Committee’s and FHFA’s approval of the Corporate LTI Payout Pool Funding an employee’s right to payment of that portion of the LTI award, if any, shall vest, provided the employee is an active Freddie Mac employee[2] on the payment date. The actual amount of an employee’s LTI award that is paid can be more or less than the LTI grant amount, based on the level of achievement and Corporate LTI Payout Pool Funding approved by the Committee. Unless the Chief Executive Officer (“CEO”) exercises his/her discretionary authority described below, the actual amount paid to an employee, expressed as a percentage of their LTI grant amount, will be the same for all employees who receive a 2010 LTI grant.

The CEO shall have the authority to adjust the amount paid to any employee, so long as the aggregate amount paid to all employees does not exceed the Corporate LTI Payout Pool Funding approved by the Committee.

[2]	For purposes of this program, “active” is defined as an employee that is classified by Freddie Mac (in its sole discretion) as a full-time or part-time employee, or an employee on short-term disability and/or approved leave of absence. An individual who is in terminated status (for whatever reason) as of the payment date is not an “active” employee. However, a terminated employee’s participation can be authorized by the CEO or the EVP — HR&CS or is permitted under the terms of this program in the section “Treatment of Award Upon Termination.”

Payment Timing	Any payment shall occur as soon as administratively practicable, but no later than March 15 of the calendar year following each calendar year performance period.

Form of Payout	Payment will be in cash less applicable withholding.

Treatment of Award Upon Termination	Death and Long-Term Disability[3]: If an employee’s employment is terminated due to either death or long-term disability, any vested but unpaid portion of the LTI grant amount will be paid as soon as administratively possible. The actual amount that is paid will be based on the level of achievement and Corporate LTI Payout Pool Funding approved by the Committee.

Any portion of the LTI grant that is unvested at the time of the employee’s death or long-term disability will remain outstanding until the Committee approves the level of achievement and the Corporate LTI Payout Pool Funding. As soon as administratively possible after the Determination Date, but no later than March 15 of the calendar year following each calendar year performance period, the employee, or the employee’s beneficiary(ies) will receive all unpaid portions of the LTI grant based on the level of achievement and Corporate LTI Payout Pool Funding approved by the Committee.

Retirement: If an employee terminates employment due to retirement[4], any vested but unpaid portion of the LTI grant will be paid as soon as administratively possible. The amount paid will be based on the level of achievement and Corporate LTI Payout Pool Funding approved by the Committee.

Any unvested portion of the LTI grant will remain outstanding until the Committee approves the level of achievement and the Corporate LTI Payout Pool Funding. Upon such approval, the employee’s right to receive a pro-rata payment shall vest. The pro rata payment shall be based on the following methodology:

Step 1. The number of whole months employed in the performance year

Step 2. Divided by twelve

Step 3. Multiplied by the portion of the LTI grant scheduled to vest and to be paid for that performance year and the level of achievement and Corporate LTI Payout Pool Funding approved by the Committee

[3]	For the purposes of this program, “long-term disability” is as defined in Freddie Mac’s Long-Term Disability Plan.

[4]	For the purposes of this program, “retirement” is defined as an employee (i) whose age/years of service is 62/5 or greater; or (ii) whose sum of age and years of service equals no less than 70, with a minimum age of 55. Further, “years of service” is defined (and calculated) in the same manner as “years of qualifying service” under the Federal Home Loan Mortgage Corporation Employees’ Pension Plan.

Other Terminations: If an employee’s employment terminates for any reason other than Death, Long-Term Disability, or Retirement, any unpaid portion of the LTI award will be forfeited.

Additional Forfeiture Provision	Upon a “Forfeiture Event” (as defined below), any unvested or any unpaid LTI award will be cancelled and the employee or former employee will be required to immediately repay Freddie Mac the gross value of any LTI award payment that was made within 12 months prior to the Forfeiture Event.

A Forfeiture Event occurs if the employee or former employee directly or indirectly seeks or accepts employment with, or provides professional services to, a “Competitor,” as that term is defined in any non-competition covenant agreement between the employee and Freddie Mac in effect as of the grant date.

Regulatory Approval and Reservation of Rights	Notwithstanding the terms set forth above, Freddie Mac’s Conservator is required to approve the actual payment of compensation with respect to certain designated officers, including payment of this LTI grant. Therefore, as appropriate, such officer’s right to payment of the LTI grant set forth herein is conditioned on the Conservator’s approval after the Committee’s determination of the level of achievement and Corporate LTI Payout Pool Funding.

Amounts paid pursuant to this plan will not be considered compensation for purposes of the tax qualified Thrift/401(k) Savings Plan, the tax qualified Employees’ Pension Plan and the non-qualified Supplemental Executive Retirement Plan.

Nothing in this program is intended to create a contract to employ any employee for any particular term or period of time or otherwise abrogate Freddie Mac’s or the employee’s right to terminate the employment relationship at any time for any lawful reason.

Freddie Mac reserves the right to modify the terms and conditions set forth herein so long as such modifications reasonably and in good faith are not detrimental to the rights of the grantee.

The terms of this plan are subject to and shall be construed in accordance with applicable law and any regulation, guidance or interpretation issued by FHFA or the U.S. Department of the Treasury.

Exhibit A

2010 Long-Term Incentive Award Performance Measures
and Performance Multiplier

Performance Measures

The 2010 LTI grant is scheduled to vest and be paid in equal installments prior to each of the first and second anniversaries of the grant date. Unless the CEO exercises his discretionary authority as described below, the value that a participant ultimately receives is determined based on Freddie Mac’s level of achievement against the performance measures for each vesting cycle (identified below), all other relevant internal and external factors and non-performance measure developments that affect our corporate condition and mission fulfillment, and achievement of significant accomplishments beyond the performance measures or adverse developments.

Performance Measures That Will Be Considered and The Level of Achievement for 1st LTI Vesting Cycle — Portion Scheduled to Vest in March 2011

The Performance Measures:

•	Mission — Achieve Mission objectives as defined in the 2010 Short-Term Incentive Scorecard

•	Controls Remediation and Sarbanes-Oxley Compliance —

1.	Controls Remediation — Strengthen the control environment. In making this assessment, the Committee will take into consideration the Company’s progress in remediating Significant Deficiencies / Material Weaknesses, Internal Audit Critical and Major issues, and FHFA Matters Requiring Attention scheduled to be remediated during 2010.

2.	Sarbanes-Oxley Compliance — By March 31, 2010, Management will submit to the Audit Committee of Freddie Mac’s Board of Directors a plan outlining actions it will take to assure more efficient and effective processes are in place to maintain Sarbanes-Oxley compliance. Management issues Sarbanes-Oxley certification in 2011 for the 2010 fiscal year.

•	Financial Execution — Achieve Single-Family, Investment and Multifamily new purchase financial execution objectives and the Conservation of Assets objective as outlined in the 2010 Short-Term Incentive Scorecard.

•	Business Infrastructure — Implement 2010 Advantage milestones as defined in the 2010 Short-Term Incentive Scorecard. In addition, operate the existing technology and operations infrastructure in an efficient fashion and maintain normal service and quality standards.

Level of Achievement and Corporate LTI Payout Pool Funding:

Based on the Company’s level of achievement against the Performance Measures, all other relevant internal and external factors and non-performance measure developments that affect our corporate condition and mission fulfillment, and achievement of significant accomplishments beyond the performance measures or adverse developments, the Committee will determine the aggregate dollar amount that can be paid out (the “Corporate LTI Payout Pool Funding”).

An aggregate level of achievement of less than 40% will result in a Corporate LTI Payout Pool Funding of $0 and a level of achievement equal to 100% will result in a Corporate LTI Payout Pool Funding at the maximum funding level. In the event that the aggregate actual level of achievement is between 40% and 100%, linear interpolation will be used to determine the Corporate LTI Payout Pool Funding.

As illustrated in Chart A below, the level of achievement for the Performance Measures (Column C) is equal to the actual percentage of the Performance Measure Accomplished (Column B) multiplied by the weighting for each Performance Measure (Column A).

The Committee reserves the right to adjust the Corporate LTI Payout Pool Funding level for any reason.

Unless the Chief Executive Officer exercises his/her authority to vary the allocation of the Corporate LTI Payout Pool Funding, the actual amount paid, expressed as a percentage of the employee’s target, will be the same for all employees who received a 2010 LTI grant. Once a Corporate LTI Payout Pool Funding is approved, it applies to 50% of the LTI grant date value (i.e., the portion scheduled to vest and be paid in March 2011).

Chart A: 2010 Corporate Performance Measures

	(A)	(B)	(C) = (A) x (B)

Performance Measures	Weighting	Percentage of Performance Measure Accomplished	Level of Achievement

Mission	35%	X% (To Be Determined)	X% (To Be Determined)

Controls Remediation/ Sarbanes-Oxley Compliance	20%	X% (To Be Determined)	X% (To Be Determined)

Financial Execution	20%	X% (To Be Determined)	X% (To Be Determined)

Business Infrastructure	25%	X% (To Be Determined)	X% (To Be Determined)

Total:	100%		X% (To Be Determined)

Performance Measures That Will Be Considered and Level of The Achievement for 2nd LTI Vesting — Portion Scheduled to Vest in March 2012:

The Performance Measures are:

•	Mission — Achieve Mission objectives defined fin the 2011 Short-Term Incentive Scorecard.

•	Controls Remediation — Strengthen the control environment. In making this assessment, the Committee will take into consideration the Company’s progress in remediating Significant Deficiencies / Material Weaknesses, Internal Audit Critical and Major issues, and FHFA Matters Requiring Attention scheduled to be remediated during 2011.

•	Financial Execution — Achieve Single-Family, Investment and Multifamily new purchase financial execution objectives, as well as the Conservation of Assets objective, as outlined in the 2011 Short-Term Incentive Scorecard.

•	Business Infrastructure - Implement 2011 Advantage milestones as defined in the 2011 Plan developed per the 2010 Short-Term Incentive Scorecard. In addition, operate the existing technology and operations infrastructure in an efficient fashion and maintain normal service and quality standards.

Level of Achievement and Corporate LTI Payout Pool Funding:

Based on the Company’s aggregate level of achievement against the Performance Measures, and all other relevant internal and external factors and non-performance measure developments that affect our corporate condition and mission fulfillment, and achievement of significant accomplishments beyond the performance measures or adverse developments, the Committee will determine the aggregate dollar amount that can be paid out (the “Corporate LTI Payout Pool Funding”).

A level of achievement of less than 40% will result in a Corporate LTI Payout Pool Funding of $0 and a level of achievement equal to 100% will result in a Corporate LTI Payout Pool Funding at the maximum funding level. In the event that the actual level of achievement is between 40% and 100%, linear interpolation will be used to determine the Corporate LTI Payout Pool Funding.

As illustrated in Chart B below, the aggregate level of achievement for the Performance Measures (Column C) is equal to the actual percentage of the Performance Measure Accomplished (Column B) multiplied by the weighting for each Performance Measure (Column A).

The Committee reserves the right to adjust the Corporate LTI Payout Pool Funding level for any reason.

Additionally, in determining the funding level for the 2nd LTI vesting, the Committee can take into account any developments that occur subsequent to the determination of the Corporate LTI Payout Pool Funding for 1st vesting that would have influenced the Committee’s funding level determination had it been aware of these developments at the time of the determination.

Unless the Chief Executive Officer exercises his/her authority to vary the allocation of the Corporate LTI Payout Pool Funding, the actual amount paid, expressed as a percentage of the employee’s target, will be the same for all employees who received a 2010 LTI award. Once a Corporate LTI Payout Pool Funding is approved, it applies to 50% of the LTI grant date value (i.e., the portion scheduled to vest and be paid in March 2012).

Chart B: 2011 Corporate Performance Measures

	(A)	(B)	(C)= (A) x (B)

Performance Measures	Weighting	Percentage of Performance Measure Accomplished	Level of Achievement

Mission	35%	X% (To Be Determined)	X% (To Be Determined)

Controls Remediation	20%	X% (To Be Determined)	X% (To Be Determined)

Financial Execution	20%	X% (To Be Determined)	X% (To Be Determined)

Business Infrastructure	25%	X% (To Be Determined)	X% (To Be Determined)

Total:	100%		X% (To Be Determined)

2010 Long-Term Incentive Definitions for Controls Remediation

1.	Remediation of an MRA

a.	For MRAs, the “Scheduled to be Remediated” date will be the date the deficiency owner commits to complete remediation actions (management’s target remediation date), as given by an action plan developed in accordance with the governance process established by the Remediation Committee, plus 90 days to allow FHFA sufficient time to close or otherwise respond to management’s assertion of remediation.

b.	FHFA will determine whether an MRA has been closed when FHFA issues a written follow-up report. FHFA is committed to complete timely follow-ups and issuing a follow-up report within 90 days of management’s target remediation date. In the event that FHFA does not issue a follow-up report by year-end for any MRA that is “scheduled to be remediated” in 2010, then the MRA will be treated as an open item that needs to be remediated and closed in the subsequent year. In that instance, the MRA will be removed from consideration in the current performance year.

2.	Remediation definition for Major and Critical Audit findings:

a.	For Critical/Major audit issues, the “Scheduled to be Remediated” date will be based on the date Internal Audit identifies as its follow-up report issuance date. Generally, this date will be 90 days after management’s target remediation date, provided that Management’s target remediation date includes a sufficient period to demonstrate operating effectiveness for an appropriate assessment of whether such remediated activities were implemented and operate effectively.

b.	Internal Audit Division (“IAD”) will determine whether a Major or Critical finding has been closed or downgraded in severity from Major or Critical to Other when IA issues a written follow-up report. (IAD’s Scorecard includes an objective to complete timely follow-ups by beginning follow-up work within 30 days of management’s target remediation date and issuing a follow-up report within 90 days of management’s remediation date. Management’s target remediation dates will be determined based on the latest date for agreed-upon actions documented in the audit report identifying the Major or Critical finding, or if remediation dates for open findings have been extended, then the current target remediation date as of January 1, 2010.)

3.	Remediation definition for Significant Deficiencies or Material Weaknesses

After a sufficient period of operation of the remediation activities, an independent oversight function within Freddie Mac (typically IAD or the Finance Division’s Controls & Change Management department) validates that the remediation activities were implemented and operate effectively. Upon issuance of a report or memo by the oversight function, the Significant Deficiencies or Material Weaknesses is deemed to be remediated.

4.	There may be appropriate business reasons (e.g. — changes in regulatory and/or accounting requirements and changes in corporate priorities), when it may be reasonable to defer management’s target remediation dates without causing negative implications for this scorecard factor. The determination of whether such extensions of management remediation dates are valid will be subject to the review and approval of the responsible division head and:

•	MRAs — Chief Compliance Officer

•	Critical/Major Audit findings — General Auditor

•	Significant Deficiencies or Material Weaknesses — Chief Financial Officer and, if appropriate, the Chair of the Audit Committee